Exhibit 10.2

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request.  Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission.  The omitted portions of this document are marked with a ***.

E-FINANCE SERVICES AGREEMENT

This E-Finance Services Agreement (the “Agreement”) is made as of 23rd day of November, 2004 (the “Effective Date”), by and between Ideal Financial Solutions (“Customer”), and Metavante Corporation, a Wisconsin corporation (“Metavante”).

WHEREAS Customer desires Metavante to provide to Customer the services set forth in this Agreement and Metavante desires to provide such services to Customer, all as provided in this Agreement;

NOW, THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:

The term of this Agreement shall commence on the Effective Date and end on September 30, 2008 (the “Initial Term”).

As of the Effective Date, the parties acknowledge that this Agreement Includes the following Schedules:

Services and Charges Schedule

Termination Fee Schedule

Service Level Schedule

As of the Effective Date, the parties acknowledge that Services will be provided for Customer and the following Affiliates of Customer; None

The general terms and conditions and all schedules and exhibits attached hereto are incorporated herein and deemed part of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf as of the date first above written.

METAVANTE CORPORATION 4900 W. Brown Deer Road Brown Deer, WI 53223	Ideal Financial Solutions 906 North 1400 West Saint George, UT 84770
By: /s/ Name: Frank G. D’Angelo Title: Senior Executive Vice President Payment Solutions Group	By: /s/ Name: Steven Sunyich Title: Chief Executive Officer
By: /s/ Name: David S. Fortney Title: SVP, Division Executive EPP	By: /s/ Name: Michael Sunyich Title: Chief Operating Group

TERMS AND CONDITIONS

1.            CONSTRUCTION

A.       Definitions. Capitalized terms shall have the meaning ascribed to them in Section 19.

B.       References. In this Agreement, the words “includes” and “including” shall mean “includes, without limitation” and “including, without limitation,” respectively, and the word “any” shall mean “any or all.” Headings in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

C.       Interpretation. In the event of a conflict between the general terms and conditions and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the Interpretation of the Agreement with respect to the subject matter of the applicable schedules and/or exhibits. The exhibits and schedules together with the general terms and conditions shall be interpreted as a single document. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same agreement.

2.            TERM. Unless this Agreement has been earlier terminated, this Agreement shall continue for the Initial Term and shall be automatically renewed for additional twelve (12) month periods (each, a “Renewal Term”) unless either party shall provide the other party with written notice of termination at least ninety (90) days prior to the expiration date for the Initial Term or Renewal Term, as applicable. Unless otherwise provided in the Services and Charges Schedule hereto, or as otherwise mutually agreed in writing by the parties, the charges for Services provided by Metavante to Customer during any such Renewal Term shall be calculated in accordance with Metavante’s then-current rates.

3.             CONDITIONS AND LICENSES

A.      Performance by Subcontractors. Customer understands and agrees that the actual performance of the Services may be made by Metavante, one or more Affiliates of Metavante, or subcontractors of any of the foregoing Entities (collectively, the “Eligible Providers”). For purposes of this Agreement, performance of the Services by any Eligible Provider shall be deemed performance by Metavante itself. Metavante shall remain fully responsible for the performance or non-performance of the Services by any Eligible Provider, to the same extent as if Metavante itself performed or failed to perform such services. Customer agrees to look solely to Metavante, and not to any Eligible Provider, for satisfaction of any claims Customer may have arising out of this Agreement or the performance or nonperformance of Services. However, in the event that Customer contracts directly with a Third Party for any products or services, Metavante shall have no liability to Customer for such Third Party’s products or services, even if such products or services are necessary for Customer to access or receive the Services hereunder.

B.       Customer Marks. Metavante is authorized to use Customer’s service marks and trademarks in connection with private-labeling the Services provided under this Agreement.

C.       Software. Customer (i) will install and operate the Metavante-supplied software, if any, that is identified in the Services and Charges Schedule and is required for Customer to access or receive certain of the Services, (ii) will access certain software that Metavante will make available on the Internet and (iii) may be provided with copies of software for demonstration purposes (collectively, the “Required Software”). Metavante hereby grants to Customer a personal, nonexclusive, and nontransferable license and right, for the duration of this Agreement, to use the Required Software solely in accordance with the applicable Documentation and for no other purposes. Customer shall not (A) distribute, sell, assign, transfer, or sublicense the Required Software, or any part thereof, to any Third Party; (B) except as specifically set forth in this Agreement, adapt, modify, translate, reverse engineer, de-compile, disassemble, or create derivative works based on the Required Software or any part thereof; (C) copy the Required Software, in whole or in part, without including appropriate copyright notices; (D) except for providing electronic banking services to Customer’s customers, use the Required Software in any manner to provide service bureau, time sharing, or other computer services to Third Parties; (E) export the Required Software outside the United States, either directly or indirectly; or (f) install the Required Software on a different platform or interface the Required Software to an application written in a different computer language other than as set forth in the Documentation. Within ten (10) days of the Effective Date of Termination, Customer shall, at its own expense, return the Required Software to Metevante and/or destroy all copies thereof.

D.      Marketing Rights. While this Agreement is in effect, Metavante grants to Customer a non-assignable, non-transferable right to market the services to End Users, as applicable.

4.             SERVICES

A.      Initial Services. Metavante agrees to provide those Services listed IIi the Services and Charges Schedule.

B.      Customer Responsibilities.

i.      Access. Customer shall comply with Metavante’s requirements for making the Services operational and available for Customer and/or Customer’s End Users, Customer agrees that Metavante is under no obligation to provide any End User with access to the Services unless and until Customer has provided Metavante with all information and documentation required by Metavante for End User set-up.

ii.      End User Agreements. Customer shall be solely responsible for contracting with, and managing the relationship with, End Users of the Services, and obtaining all necessary End User authorization to provide the Electronic Banking Services. Metavante will not have a contractual relationship with End Users, and so must rely upon Customer to manage liability and risk issues. Customer will include appropriate provisions in its End User agreements regarding, and shall indemnify Metavante against defend Metavante against, and hold Metavante harmless from claims arising from (A) any End User’s use of or inability to use the Services, specifically including any End Users claim for economic loss or damages arising from the End Users use of the Services; (B) transactions effected with a lost, stolen, counterfeit, or misused access code or Identification number issued by Customer to and End User; or (C) actions taken by Metavante in accordance with an End User’s Instruction. Customer and its End Users shall be responsible for selecting and safeguarding their passwords for using the Services. As between Customer and Metavante, any use of the Services through use of a valid password shall be authorized use, provided that Metavante will cancel or disable passwords promptly following notification from Customer.

C.       ACH Services. In providing ACH services for Customer, Metavante acts as Customers third-party service provider and is not itself an “Originator,” “ODFI” or “RDFI” (as defined under National Automated Clearing House Association (“NACHA”) rules). Customer shall be responsible for compliance with all applicable laws, rules, and regulations regarding Customers use of and/or access to the ACH services, including applicable rules and regulations of NACHA. In particular and as applicable, Customer will provide End Users with all disclosures required under state and federal law. Customer shall Indemnify Metavante from, defend Metavante against, and hold Metavante harmless from any and all loss, claim, or liability to any Third Party from Customers breach of the foregoing obligations. Upon notification from Customer of the occurrence of an error or omission with respect to an ACH entry, Metavante shall promptly furnish corrected ACH entry(ies) to the applicable ACH operator, unless the NACHA rules prohibit the processing of the correct ACH entry(ies). Metavante’s liability to Customer for claims arising out of the ACH services performed by Metavante pursuant to this Agreement shall be limited to the processing of appropriate corrected ACH entry(ies).

D.        Internet Banking and/or Bill Payment Services.

i.      Customer understands that it is fully responsible for the availability of good funds necessary to settle the payment activities of its End Users initiated through the use of the Services. Metavante shall either (A) charge (via ACH, paper drafts, or other means) each End Users designated account for bill payment activities initiated by the End User or (B) charge Customer’s designated settlement account to fund such payments. Customer is and shall remain solely and exclusively responsible to Metavante for the entire amount of any payment processed for and on behalf of an End User that is not funded due to insufficient funds in the applicable settlement account or for any other reason outside Metavante’s control. Customer shall reimburse Metavante for any amounts that Metavante determines, in its sale discretion, to be uncollectable from the End User. Metavante shall not be responsible for losses associated with payments to, or at the direction of, government agencies, organizations and Institutions, or court-directed payments. Customer shall be exclusively responsible for and, upon Metavante’s demand, reimburse Metavante for, the amount of any such payments which Metavante reasonably believes it cannot collect from the End User for any reason.

ii.      Customer authorizes and directs Metavante to contact payees and End Users with respect to payments processed by Metavante. All payee data and Metavante’s payee database shall be Metavante’s property, which may be used by Metavante without limitation for purposes of maintaining and providing “Pay Anyone” bill payment services for Metavante’s customers. Metavante shall have the right to remit, stop, cancel, and manage payments and ACH re-issuance and returns as deemed most reasonable by Metavante. Metavante may set an expiration date for payment checks. From time to time, Metavante may contact End Users to recover payment errors (common sources of payment errors include incorrect recipient (payee); delivered incorrectly by the postal service; consolidation error directed the payment to an incorrect party; stop-payment request honored and funds re-credited to End Users account, but the check was paid; Metavante error; or duplicate payment made to payee). In the case of payment errors, Metavante will always contact the payee first to attempt direct retrieval of the funds. If Metavante is unable to retrieve the funds and the End User received benefit of the payment, Metavante may seek reimbursement from the End User.

E.       Professional Services. Metavante shall perform the Professional Services for Customer as set forth in the Services and Charges Schedule, and shall perform additional Professional Services as mutually agreed upon by the parties from time to time under this Agreement, provided that either party may require execution of a separate mutually acceptable professional services agreement prior to Metavante’s performance of Professional Services other than those set forth in the Services and Charges Schedule.

F.       Service Levels. Service Levels, if any, relating to a particular Service shall be as set forth in the Service Level Schedule. The parties agree that Metavanta’s performance of Services at a level at or above any Service Level shall be satisfactory performance. Metavante shall cure any failure to achieve a Service Level within the period specified within the Service Level Schedule. Remedies, if any, for failure to achieve a Service Level shall be as set forth in the Service Level Schedule.

5.             FEES

A.       Fee Structure. Customer agrees to pay fees for the Initial Services as set forth in the Services and Charges Schedule. If Customer elects to receive Services that are not specifically set forth in the Services and Charges Schedule, Customer agrees to pay fees as mutually agreed upon for such Services.

B.       Excluded Costs. The fees set forth in the Services and Charges Schedule do not include Expenses, late fees or charges, or taxes, all of which shall be the responsibility of Customer.

C.       Disputed Amounts. If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good-faith discussions between the parties, Customer shall pay the amounts due under this Agreement minus the disputed amount and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to Metavante on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement.

D.       Terms of Payment. Any and all amounts payable under this Agreement shall be due thirty (30) days following the date of invoice, unless otherwise provided in the Services and Charges Schedule. Undisputed charges not paid by the applicable due dale shall be subject to annual interest at the rate of twelve percent (12%) or the highest rate permitted by law, whichever is lower. Customer shall also pay any collection fees, court costs, reasonable attorneys’ fees, and other fees, costs, and charges incurred by Metavante in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement. Customer agrees to maintain a depository account with a financial institution reasonably acceptable to Metavante for the payment of amounts payable hereunder, and hereby authorizes Metavante to initiate debit entries to such account for the payment of amounts payable hereunder. Customer agrees to provide Metavante with any and all information necessary for Metavante to initiate such debit entries via the Automated Clearing House (ACH) system.

E.      Modification of Terms and Pricing. The prices contained herein are subject to an annual cost of living adjustment beginning with the 2nd anniversary date of this agreement and annually thereafter, based on the revised national Consumer Price Index for Urban Wage Earners and Clerical Workers (1967-100) published by the Bureau of Labor Statistics of The US Department of Labor (or if not published, the index specified by such bureau or its successor or being most compatible). The CPI Index not to exceed 4% per annum. For any Renewal Term, Metavante may modify the Fees upon thirty (30) days’ prior written notice to Customer. Notwithstanding the foregoing, Metavante reserves the right to increase the fees for Services as necessary to cover Metavante’s costs in the event that Metavante must implement system enhancements to comply with changes in law, government regulation, or industry practices, provided that Metavante agrees to allocate such charges pro rata among all affected customers to the extent reasonably possible.

6.             PERFORMANCE WARRANTY/DISCLAIMER OF ALL OTHER WARRANTIES

A.      Performance Warranty. Metavante warrants that it will provide all Services in a commercially reasonable manner in material conformance with the applicable Documentation (the “Performance Warranty”). Where the parties have agreed upon Service Levels for any aspect of Metavante’s performance, such Service Levels shall apply in lieu of the Performance Warranty. THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 6(b).

B.       Performance Warranty Exclusions. Except as may be expressly agreed in willing by Metavante, Metavante’s Performance Warranty does not apply to:

i.       defects, problems, or failures caused by the Customer’s nonperformance of obligations essential to Metavante’s performance of its obligations; and/or

ii.      defects, problems, or failures caused by an event of force majeure.

C.       DISCLAIMER OF ALL OTHER WARRANTIES. THIS PERFORMANCE WARRANTY, AND THE WARRANTIES IN ARTICLE 12 HEREOF, ARE IN LIEU OF, AND METAVANTE DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT METAVANTE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, METAVANTE DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

7.             MODIFICATION OR PARTIAL TERMINATION

A.       Modifications to Services. Metavante reserves the right to enhance or otherwise modify the Services and any features or functionality; provided that Metavante may not make such changes to the Services as would result in a material reduction in functionality or performance. Metavante will use reasonable efforts to notify Customer of any such changes that Metavante believes would materially affect the Services provided hereunder, or the End Users’ use of or ability to use Services, no less than thirty (30) days before the Implementation of such change. However, Customer acknowledges and agrees that if any changes are required by applicable law or by a pre-existing contractual obligation to Metavante, then Metavante may implement such change and provide notice to Customer as soon as reasonably practicable.

B.       Partial Termination by Customer. Customer agrees that, during the Term, Metavante shall be Customer’s sole and exclusive provider of all Services. If Customer breaches the foregoing covenant, the same shall constitute a partial termination of this Agreement and Customer shall pay Metavante the Termination Fee for the affected Service, as liquidated damages and not as a penalty.

8.             TERMINATION/DEFAULT

A.       Early Termination. The terms and conditions set forth on the Termination Fee Schedule of the Agreement shall govern the early termination of this Agreement (or any Service).

B.       For Cause. If either party fails to perform any of its material obligations under this Agreement (a “Default”) and does not cure such Default in accordance with this Section 8(b). then the non-defaulting party may, by giving written notice to the other party, terminate this Agreement as of the date specified in such notice of termination, or such later date agreed to by the parties, and recover Damages. A party may terminate the Agreement in accordance with the foregoing if such party provides written notice to the defaulting party and either (i) the defaulting party does not cure the Default within thirty (30) days of the defaulting party’s receipt of written notice of the Default, if the Default is capable of cure within thirty (30) days, or (ii) if the Default is not capable of cure within thirty (30) days, the defaulting party does not both (A) Implement a plan to cure the default within thirty (30) days of receipt of written notice of the Default and (B) diligently carry out the plan in accordance with its terms. The parties acknowledge and agree that a failure to pay any amount when due hereunder shall be a Default that is capable of being cured within thirty (30) days. The parties acknowledge and agree that any error in processing data, preparation or filing of a report, form, or file, or the failure to perform Services as required hereunder shall be satisfactorily cured upon the completion of accurate re-processing, the preparation or filing of the accurate report, form, or file, or the re-performance of the Services in accordance with applicable requirements, respectively.

C.       For Insolvency. In addition to the termination rights set forth in Sections 8(a) and 8(b), subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt; is the subject of any proceedings relating to its liquidation, insolvency, or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors; enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations; or is subject to regulatory sanction by any Federal Regulator, then the other party may, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.

9.             LIMITATION OF LIABILITY/MAXIMUM DAMAGES ALLOWED

A.       Equitable Relief. Either party may seek equitable remedies, including injunctive relief, for a breach of the other party’s obligations under Article 13 of this Agreement, prior to commencing the dispute resolution procedures set forth in Section 11(a) below.

B.       Exclusion of Incidental and Consequential Damages. Independent of, severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS) IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND - including lost profits, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

C.       Maximum Damages Allowed. Notwithstanding any other provision of this Agreement and for any reason, including breach of any duty imposed by this Agreement or independent of this Agreement, and regardless of any claim in contract, tort (including negligence), or otherwise, Metavante’s total, aggregate liability under this Agreement shall in no circumstance exceed payments made to Metavante by Customer for the Service to which the claim relates during the three (3) months prior to the act or event giving rise to such claim.

D.       Statute of Limitations. No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement after one (1) year from the date on which the cause of action arose regardless of the nature ot the claim or form of action, whether in contact, tort (including negligence) or otherwise; provided, however, the foregoing limitation shall not apply to 1I1e collection of any amounts due Metavante under this Agreement.

E.       Tort Claim Waiver. In addition to and not in limitation of any other provision of this Article 9, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Customer waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including misrepresentation, negligence and/or strict liability, and/or relating to the quality or performance of any products or services provided by Metavante. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other tangible property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

F.       Liquidated Damages. Customer acknowledges that Metavante shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination. Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.

G.       Essential Elements. Customer and Metavante acknowledge and agree that the limitations contained in this Article 9 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article g as a condition to executing this Agreement.

10.           INSURANCE AND INDEMNITY

A.       Insurance. Metavante shall maintain for its own protection fidelity bond coverage for its personnel; insurance coverage for loss from fire, disaster or other causes contributing to interruption of normal services, reconstruction of data file media, and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse Metavante for losses resulting from suspension of the Services due to physical loss of equipment.

B.       Indemnity.

i.      Except as provided in 10(b)(ii) below, Customer shall indemnify Metavante from, defend Metavante against, and pay any final judgments awarded against Metavante, resulting from any claim brought by a Third Party against Metavante based on Customer’s use of the Services to support its operations, Metavante’s compliance with Customer’s specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer.

ii.      Metavante shall indemnify Customer from, defend Customer against, and pay any final judgment awarded against Customer, resulting from any claim brought by a Third Party against Customer based on Metavante’s alleged infringement of any patent, copyright or trademark of such Third Party under the laws of the United States, unless and except to the extent that such infringement is caused by Metavante’s compliance with Customer’s specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer.

C.       Indemnification Procedures. If any Third Party makes a claim covered by Section 10(b) against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. The indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects. The Indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sale control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section. Until both (i) the indemnitee receives notice from indemnifying party that it will defend, and (ii) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense, Following indemnification as provided in this Section, the indemnifying party shall be subrogated to a1l rights to the indemnitee with respect to the matters for which indemnification has been made.

11.           DISPUTE RESOLUTION

A.       Representatives of Parties. All disputes arising under or in connection with this Agreement shall initially be referred to the representatives of each party who customarily manages the relationship between the parties. If such representatives are unable to resolve the dispute within five (5) Business Days after referral of the matter to them, the managers of the representatives shall attempt to resolve the dispute. If, after five (5) Business Days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute. If, after five (5) Business Days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 11(a), except to the extent necessary to preserve its rights or maintain a superior position against other creditors or claimants.

B.       Continuity of Performance. During the pendency of the dispute resolution proceedings described in this Article 11, Metavante shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to Metavante in a timely manner.

12.           AUTHORITY

A.      Metavante. Metavante warrants that:

i.       Metavante has the right to provide the Services hereunder, using all computer software required for that purpose.

ii.      Metavante is a corporation validly existing and in active status under the laws of the State of Wisconsin. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by Metavante, and this Agreement is enforceable in accordance with its terms against Metavante. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Matavante in order for Metavante to enter into and perform its obligations under this Agreement.

B.       Customer. Customer warrants that:

i.       Customer has all required licenses and approvals necessary to use the Services in the operation of its business.

ii.      Customer is a corporation validly existing and in good standing under the laws of the state of its incorporation. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by Customer, and this Agreement is enforceable in accordance with its terms against Customer. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

C.       In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information (as defined in Section 13(c)), and such Confidential Information is or may be subject to the Privacy Regulations, such disclosure or use shall be permitted by the Privacy Regulations and by any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations.

13.           CONFIDENTIALITY AND OWNERSHIP

A.       Customer Data. Customer shall remain the sole and exclusive owner of all Customer Data and its Confidential Information (as defined in Section 13(c)), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer’s premises.

B.       Metavante Systems. Customer acknowledges that it has no rights in any of Metavante’s software, systems, documentation, guidelines, procedures and similar relatad materials, or any modifications thereof, unless and except as expressly granted under this Agreement.

C.       Confidential Information. “Confidential Information” of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such including, with respect to Customer, all Customer Data. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the party having the obligation of confidentiality) without breach of this Agreement: (ii) information independently developed by the receiving party; (iii) information received from a Third Party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein.

D.       Obligations of the Parties. Except as permitted under this Section 13(d) and applicable law, neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party’s Confidential Information available to any Third Party without the prior written consent of the other party. Each party shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement and, to the extent that Confidential Information of Customer may be subject to the Privacy Regulations, as permitted by the Privacy Regulations, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any Third Party utilized hereunder that Metavante and Customer each require with respect to their own most Confidential Information, but in no event less than a reasonable standard of care, including the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. Each party’s obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement. A party may disclose the other party’s Confidential Information if required to do so by subpoena, court or regulatory order, or other legal process, provided the party notifies the disclosing party of its receipt of such process, and reasonably cooperates, at the disclosing party’s expense, with efforts of the disclosing party to prevent or limit disclosure in response to such process.

E.       Ownership and Proprietary Information. Metavante reserves the right to determine the hardware, software and tools to be used by Metavante in performing the Services. Metavante shall retain title and all other ownership and proprietary rights in and to the Metavante Proprietary Materials and Information, and any and all derivative works based thereon. Such ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights. Customer agrees that the Metavante Proprietary Materials and Information are not “work made for hire” within the meaning of U.S. Copyright Act, 17 U.S.C. Section 101.

F.       The Privacy Regulations. In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information, and such Confidential Information is or may be subject to the Privacy Regulations, Metavante reserves the right, prior to such disclosure or use, (i) to review any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations, and if requested by Metavante, Customer shall promptly provide Metavante with any such notice, and (ii) to decline to disclose to such Third Party or to use such Confidential Information if Metavante, in Metavante’s sole discretion, believes that such disclosure or use is or may be prohibited by the Privacy Regulations or by any such notice.

G.       Publicity. Neither party shall refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other party for each such use or release in accordance with this Section, provided that Metavante may include Customer’s name in Metavante’s customer list and may identify Customer as its customer in its sales presentations and marketing materials without obtaining Customer’s prior consent. Notwithstanding the foregoing, at Metavante’s request, Customer agrees to issue a joint press release prepared by Metavante to announce the relationship established by the parties hereunder. All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a “Disclosure”), including promotional or marketing material, but not including (i) announcements intended solely for internal distribution, or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other party prior to release.

14.           REGULATORY COMPLIANCE

Customer shall be responsible for compliance with all applicable laws, rules, and regulations regarding Customer’s and End User’s use of and/or access to the Electronic Banking Services, including applicable rules and regulations of the National Automated Clearing House Association (“NACHA”). In particular and as applicable, (a) Customer will provide End Users with all disclosures required under state and federal law; and (b) if Metavante will initiate charge End Users’ accounts to fund payments, Customer shall obtain each End User’s agreement for Metavante to initiate ACH debits to the End User’s account and/or to draw paper drafts against the account. Customer shall Indemnify Metavante from, defend Metavante against, and hold Metavante harmless from any loss, claim, or liability to any Third Party from Customer’s breach of the foregoing obligations.

15.           SECURITY.

A.      Information Security. Metavante shall be responsible for establishing and maintaining an information security program that is designed to (i) ensure the security and confidentiality of Customer Data, (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Data, and (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or any of its customers. Customer shall be responsible for maintaining security for its own systems, servers, and communications links as necessary to (A) protect the security and integrity of Customers systems and servers on which Customer Data is stored, and (B) protect against unauthorized access to or use of Customers systems and servers on which Customer Data is stored. Metavante will notify Customer of breaches in Metavante’s security that materially affect Customer or Customer’s customers. Either party may change its security procedures from time to time as commercially reasonable to address operations risks and concerns in compliance with the requirements of this section.

B.       Each party understands and agrees that the other party may use Third Party software products in its operations, including firewall security, Web server software, and encryption software. Each party shall license such Third Party software directly from Third Parties for its own use. No license is granted and no warranty is made by the licensing party to the other party hereto with respect to such Third Party software, specifically including any warranty that performance will be uninterrupted or error-free.

16.           DISASTER RECOVERY

A.      Services Continuity Plan. Metavante shall maintain throughout the Term of the Agreement a Services Continuity Plan (the “Plan”) in compliance with applicable regulatory requirements. Review and acceptance of the Plan as may be required by any applicable regulatory agency shall be the responsibility of Customer. Metavante shall cooperate with Customer in conducting such reviews as such regulatory agency may from time to time reasonably request. A detailed executive summary of the Plan has been provided to Customer. Updates to the Plan shall be provided to Customer without charge.

B.      Relocation. If appropriate, Metavante shall relocate all affected Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements. “Disaster” shall have the meaning set forth in the Plan.

C.       Resumption of Services. The Plan provides \hat, In the event of a Disaster, Metavante will be able to resume the Services in accordance therewith within the time periods specified in the Plan. In the event Metavante is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without payment of the Termination Fee upon written notice to Metavante delivered within forty-five (45) days after declaration of such Disaster.

D.       Annual Test. Metavante shall tests Plan by conducting one (1) test annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations.

17.           MISCELLANEOUS PROVISIONS

A.       Repulatory Assurances. Metavante and Customer acknowledge and agree that the performance of these Services with be subject to regulation and examination by Customers regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, Metavante agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse Metavante for reasonable costs actually incurred due to any such examination or regulation that is performed primarily for the purpose of examining Services used by Customer.

i.       Notice Requirements. Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, including providing timely and adequate notice to Federal Regulators as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

ii.      Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available at Metavante’s operations center for examination and audit by governmental agencies having jurisdiction over the Customers business, including any Federal Regulator. The Director of Examinations of any Federal Regulator or his or her designated representative shall have the right to ask for and to receive directly from Metavante any reports, summaries, or information contained in or derived from data in the possession of Metavante related to the Customer. Metavante shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customers records maintained by Metavante, if Metavante is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that Metavante is authorized to provide all such described records when formally required to do so by a Federal Regulator.

iii.      Audits. Metavante shall cause a Third Party review of Metavante’s operations center and related internal controls to be conducted annually by its independent auditors. Metavante shall provide to Customer, upon written request one copy of the audit report resulting from such review.

B.       Reliance on Data. Metavante will perform the Services described in this Agreement on the basis of information furnished by Customer. Metavante shall be entitled to rely upon any such data, information, or instructions as provided by Customer. Customer shall notify Metavante in writing and within five (5) days after Customer’s knowledge of any error in data, reports, or material provided to Metavante by Customer or by Users. Customer shall also notify Metavante in writing and in a timely manner, which, in any event is within five (5) business days after Customer’s knowledge or Customer’s notification by any User or other party of any error believed to have been made by Metavante. IF CUSTOMER’S NOTICE TO METAVANTE OF A METAVANTE ERROR IS DELAYED BEYOND THE FIVE-DAY PERIOD, METAVANTE is RELIEVED OF ANY AND ALL RESPONSIBILITY FOR ANY DAMAGES CAUSED BY SUCH ERROR.

C.       Use of Services. Customer assumes exclusive responsibility for the consequences of any Proper Instructions Customer may give Metavante, for Customers failure to properly access the Services in the manner prescribed by Metavante, and for Customers failure to supply accurate input information. Customer agrees that except as otherwise permitted in this Agreement or in writing by Metavante, Customer will use the Services only for its own internal business purposes to service its bona fide customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party. Customer agrees that Metavente may use all suggestions, improvements, and comments regarding the Services that are furnished by Customer to Metavante in connection with this Agreement, without accounting or reservation.

D.       Affiliates. Customer agrees that it is responsible for ensuring compliance with this Agreement by those Affiliates receiving Services under this Agreement. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates.

E.       Solicitation. Neither party shall solicit the employees of the other party for employment during the Term of this Agreement, for any reason. The foregoing shall not preclude either party from employing any such employee (i) who seeks employment with the other party in response to any general advertisement or solicitation that is not specifically directed toward employees of such party or (ii) who contacts the other party on his or her own initiative without any direct or indirect solicitation by such party.

18.           GENERAL

A.       Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internet laws of the State of Wisconsin, excluding its principles of conflict of laws.

B.       Venue and Jurisdiction. In the event of litigation to enforce the terms of this Agreement the parties consent to venue in the exclusive jurisdiction of the courts of Milwaukee County, Wisconsin and the Federal District Court for the Eastern District of Wisconsin. The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

C.       Entire Agreement; Amendments. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement between Metavante and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the exhibits and schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

D.       Relationship of Parties. The performance by Metavante of its duties and obligations under this Agreement shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply an agency relationship between Customer and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and Metavante.

E.       Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that either party may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any Entity which is a successor to its assets or business.

F.       Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents, and other communications required under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

In the case of Customer:	Ideal Financial Solutions 906 North 1400 West Saint George, UT 84770
Attn: Michael Sunyich

For Billing Purposes:	Renaissance Financial Group CPA’s Attn: David White 735 East 9000 South, Ste. 201 Sandy, UT 84094

In the case of Metavante:	Metavante Corporation 4900 West Brown Deer Road Millwaukee, WI 53223 Attn: _______________________________________ _______________________________________

Copy to:	Legal Services Division

G.       Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

H.       Severability; Survival. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Articles 5, 8, 9, 13, 18, and 19 shall survive the expiration or earlier termination of this Agreement for any reason.

I.        Attomeys’ Fees and Costs. If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys’ fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

J.        No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and Metavante.

K.       Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms of provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action: statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

L.       Construction. Metavante and Customer each acknowledge that the limitations and exclusions contained in this Agreement have bean the subject of active and complete negotiation between the parties and represent the parties’ voluntary agreement based upon the level of risk to Customer and Metavante associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Metavante pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

M.      Waiver of Jury Trial. Each of Customer and Metavante hereby knowingly, voluntarily, and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of Metavante or Customer, regardless of the nature of the claim or form of action, contract or tort, including negligence.

19.      DEFINITIONS

A.       “Affiliate” shall mean, with respect to a party, any Entity at any time Controlling, Controlled by or under common Control with, such party.

B.       “Agreement” shall mean the Terms and Conditions of this agreement and all schedules and exhibits attached hereto, which are expressly incorporated, any future amendments thereto, and any future schedules and exhibits incorporated hereto by mutual agreement.

C.        “Business Days” shall be Mondays through Fridays except holidays recognized by the Federal Reserve Board of Chicago.

D.       “Change in Control” shall mean any event or series of events by which (i) any person or entity or group of persons or entities shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of twelve (12) consecutive months commencing before or after the date hereof, individuals who at the beginning of such twelve (12) month period were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

E.        “Commencement Date” shall mean the date on which Metavante first provides the Initial Services to Customer.

F.        “Confidential Information” shall have the meaning set forth in Section 13(c).

G.       “Control” shall mean the direct or indirect ownership of over 50% of the capital stock (or other ownership interest, if not a corporation) of any Entity or the possession, directly or indirectly, of the power to direct the management and policies of such Entity by ownership of voting securities, by contract or otherwise. “Controlling” shall mean having Control of any Entity, and “Controlled” shall mean being the subject of Control by another Entity.

H.       “Customer” shall mean the Entity entering into this Agreement with Metavante and all Affiliates of such Entity for whom Metavante agrees to provide Services under this Agreement; the first page of the Agreement identifies such Affiliates.

I.         “Customer Data” means any and all data and information of any kind or nature submitted to Metavante by Customer, or received by Metavante on behalf of Customer, necessary for Metavante to provide the Services.

J.        “Damages” shall mean actual and verifiable monetary obligations incurred, or costs paid (except overhead costs, attorneys’ fees, and court costs) that (i) would not have been incurred or paid but for a party’s action or failure to act in breach of this Agreement, and (ii) are directly and solely attributable to such breach, but excluding any and all consequential, incidental, punitive and exemplary damages, and/or other damages expressly excluded by the terms of this Agreement.

K.       “Documentation” shall mean Metavante’s standard user instructions relating to the Services, including tutorials, onscreen help, and operating procedures, as provided to Customer in written or electronic form.

L.       “Effective Date” shall mean the date so defined on the signature page of this Agreement, or, if blank, the date executed by Metavante, as reflected in Metavante’s records.

M.      “Effective Date of Termination” shall mean the last day on which Metavante provides the Services to Customer.

N.       “Eligible Provider” shall have the meaning as set forth in Section 3(a).

O.       “Employment Cost Index” shall mean the Employment Cost Index (not seasonally adjusted) as promulgated by the United States Department of Labor’s Bureau of Labor Statistics (or any successor index).

P.        “End User” or “User” shall mean any individual or small-business depositor who accesses the Services through procedures established by Metavante.

Q.       “Entity” means an individual or a corporation, partnership, sole proprietorship, limited liability company, joint venture, or other form of organization, and includes the parties hereto.

R.       “Estimated Remaining Value” shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the contracted-for Term, multiplied by the average of the three (3) highest monthly fees (but in any event no less than the monthly minimums) payable by Customer during the twelve (12) month period prior to the event giving rise to termination rights under this Agreement.

S.       “Expenses” shall mean any and all reasonable and direct expenses paid by Metavante to Third Parties in connection with Services provided to or on behalf of Customer under this Agreement, including any postage, supplies, materials, travel and lodging, and telecommunication fees, but not payments by Metavante to Eligible Providers.

T.       “Federal Regulator” shall mean the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable.

U.       “Fee Schedule” shall mean the portions of schedules containing fees and charges for services rendered to Customer under this Agreement.

V.       “Initial Services” shall mean all Services requested by Customer from Metavante under this Agreement prior to the Commencement Date. The Initial Services requested as of the Effective Date are set forth in the schedules attached hereto, which shall be modified to include any additional services requested by Customer, and agreed to by Metavante, prior to the Commencement Date.

W.      “Initial Term” shall mean the period set forth on the first page of this Agreement

X.       “Legal Requirements” shall mean the federal and state laws, rules, and regulations pertaining to Customer’s business.

Y.       “Metavante Proprietary Materials and Information” shall mean the Metavante Software and all source code, object code, documentation (whether electronic, printed, written or otherwise), working papers, non-customer data, programs, diagrams, models, drawings, flow charts and research (whether in tangible or intangible form or in written or machine readable form), and all techniques, processes, inventions, knowledge, know-how, trade secrets (whether in tangible or intangible form or in written or machine-readable form), developed by Metavante prior to or during the Term of this Agreement, and such other information relating to Metavante or the Metavante Software that Metavante identifies to Customer as proprietary or confidential at the time of disclosure or, if not so identified, that Customer knows or has reason to suspect is confidential or proprietary.

Z.        “Metavante Software” shall mean the software owned by Metavante and used to provide the Services.

AA.    “New services” shall mean any services, which are not included in the Initial Services. Upon mutual agreement of the parties, New services shall be included in the term “Services.”

BB.     “Performance Warranty” shall have the meaning set forth in Section 6(a).

CC.     “Plan” shall have the meaning set forth in Section 16(a).

DD.    “Privacy Regulations” shall mean the regulations promulgated under section 504 of the Gramm-Leach-Bliley Act Pub. L. 106-102, as such regulations may be amended from time to time.

EE.      “Professional Services” shall mean services provided by Metavante for Conversion, training, and consulting, and services provided by Metavante to review or implement New Services or enhancements to existing Services.

FF.      “Proper Instructions” shall mean those instructions sent to Metavante by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail, or other “on line” system or similar means of communication or given orally over the telephone or given in person by one or more of the person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by Customer to Metavante which lists those persons authorized to give orders, collections, and instructions in the name of and on behalf of Customer. Proper Instructions shall specify the action requested to be taken or omitted.

GG.     “Services” shall mean the services, functions, and responsibilities described in this Agreement to be performed by Metavante during the Term and shall include New Services which are agreed to by the parties in writing.

HH.     “Service Levels” shall mean those service levels set forth in the Service Level Schedule.

II.        “Taxes” shall mean any manufacturers, sales, use, gross receipts, excise, personal property or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement except any income, franchise, privilege or like tax on or measured by Metavante’s net income, capital stock, or net worth.

JJ.       “Term” shall mean the Initial Term and any extension thereof (including any Renewal Term), unless this Agreement is earlier terminated in accordance with its provisions.

KK.    “Termination Fee” shall have the meaning set forth in the Termination Fee Schedule.

LL.      “Third Party” shall mean any Entity other than the parties or any Affiliates of the parties.

SERVICES AND CHARGES SCHEDULE

A.      [intentionally omitted]

B.      [intentionally omitted]

C.      CSP Services and Fees;

Metavante Online Bill Management
Metavante One-Time Setup	*** Includes the setup with Metavante, branding of the web site and use of the Remote Log-in and Remote Enrollment for Pay Anyone and/or Total Bill Management (TBM).
Monthly Minimum	Months 1 – 12 Months 13 – 30 Months 31 – 48	$1,250.00 $1,500.00 $2,000.00
Pay Anyone plus e-bills
Provides customers the ability to pay any one within the United States or its territories including Guam, Puerto Rico and the US Virgin Islands.  The system also provides the ability to enter recurring and future dated payments, view payment history and choose payees from the extensive list of payees available through Metavante.  Also, any bills that are distributed to Metavante through the Metavante e-billing network are available for customers to receive, view and pay.

User-Fee	*** per use per month, includes 10 transactions, 5 e-bills and second tier support
Transaction Fee	*** per transaction in excess of 10 per user per month
Optional Total Bill Management
User Fee	*** per user per month including 10 transactions, 5 scanned bills and second tier support
Transaction Fee	*** per transaction in excess of 10 per month
Optional Customer Service Tool (CST)
The Customer Service Tool can be used by Ideal Financial Solutions to perform customer care.
CST One-Time Setup	$1,500.00 Includes the setup with Metavante and unlimited CSR access.
CST Monthly Maintenance	$125.00

Optional Metavante Managed Customer Care
24x7, full or lightly branded
Optional Customer Care Optional Custom Greeting	*** per user per month $3,000.00 one-time fee $300.00 per month
Other Fees
Enrollment	*** per new user
Additional e-bills above 5 per user	*** per e-bill per user per month
Scanned Bills	*** per scanned bill above 5 per user per month
Stop Payment	***
NSF Fee	***
Proof of Payment	***
Retrieval from Billing Image Archive	*** per occurrence
Optional Consumer Billing	*** per user per month
Optional Data Extract	*** per user per month
Optional end-of-year CD	$20.00 per CD
Misrouted Calls	*** per call over 3% of total monthly volume of calls
CST Training	*** per web seat, unlimited users
Custom Development/Reporting	Per quota
Professional Services Rate	$175.00 per hour
Optional “Flash” Demo	$3,000.00
Any telecommunications Fees incurred by Ideal Financial Solutions are Ideal Financial Solution’s responsibility.  Metavante will direct bill the toll-free number for customer care to Ideal Financial Solutions.

TERMINATION FEE SCHEDULE

1.
Termination for Convenience. Except as set forth in Paragraph 3 below, if Customer elects to terminate this Agreement or any Service for any reason, Customer shall pay Metavante the Termination Fee computed in accordance with this Termination Fee Schedule. The Termination Fee shall be paid prior to the Effective Date of Termination of the Agreement or Service, as applicable.

2.
Termination for Cause by Metavante. If Metavante terminates this Agreement in accordance with Sections 8(b) or 8(c) of the Agreement, Customer shall pay Metavante the Termination Fee as set forth in this Termination Fee Schedule. The Termination Fee shall be paid prior to the Effective Date of Termination.

3.	Termination for Cause by Customer. If Customer terminates this Agreement in accordance with Sections 8(b) or 8(c), then Customer shall not be obligated to pay Metavante the Termination Fee.

4.	Termination Fee. The Termination Fee shall be an amount equal to sixty percent (60%) of the Estimated Remaining Value of the terminated Services.

5.
Rebate of Termination Fee. Subject to Metavante rights under Section 6 below, Customer shall receive a rebate of a portion of any Termination Fee paid by Customer hereunder in the event that Customer shall enter into a new exclusive agreement with Metavante to receive the Initial Services within six (6) months following the Effective Date of Termination. Such rebate shall be determined according to the following schedule:

Number of Months Following Termination	Rebate
1	100%
2	5/6
3	4/6
4	3/6
5	2/6
6	1/6

6.
Payment of Rebate. The applicable rebate of the Termination Fee shall become payable to Customer upon execution of a new exclusive agreement for Initial Services by and between Customer and Metavante within six (6) months following the Effective Date of Termination (the “New Agreement”). The terms of such New Agreement shall be as mutually agreed by the parties and nothing herein shall obligate Metavante or Customer to accept any terms or conditions, whether or not previously acceptable to either of them. The rebate may be paid to Customer by Metavante, in its sale discretion, in the form of a discount to fees payable by Customer under the New Agreement or as a credit against implementation, conversion, training, or professional services fees payable by Customer, or in such other manner as Metavante shall decide.

7.
Revocation. Customer’s right to receive the rebate of the Termination Fee as provided under Section 5 above may not be cancelled or revoked except by a written instrument signed by Metavante expressly revoking Customer’s right to receive such rebate delivered prior to execution of the New Agreement.

SERVICE LEVEL SCHEDULE

I.	[Intentionally omitted]

II.	[Intentionally omitted]

III.	CSP Services

A.	Call Center (Tier One Only)

85% of inbound calls received each month shall be answered within 30 seconds, based on a system wide average. If misdirected calls are 3% or more of Customer’s total monthly volume routed to the Metavante call center, the foregoing standards do not apply and a $10 fee will be charged for each misdirected call.

The monthly average abandoned call rate shall not exceed five percent (5%) of all incoming calls (does not include calls answered by an automated response unit), based on a system wide average.

Metavante will respond to e-mail inquiries as follows: 95% within 2 business days, 100% within 5 business days (measured monthly, based on a system wide average).

B.	Claim Inquiring Processing (measured monthly, based on a system wide average)

Standard Research Inquiries. End User initiated research will be handled within three (3) Business Days, 90% of the time, after the initial contact to Metavante Customer Service by the End User.

Escalated service cut-off Inquiries, mortgage payments and insurance payments will be handled within one (1) business day after the initial consumer contact 90% of the time. By definition, “handled” includes items brought to resolution and items that require more information from the End User or payee before they can be brought to resolution.

Pending status inquiries will be tracked by or on the next action date and follow up will continue until the problem is resolved. The follow-up with End Users and payees will occur on the date of next follow-up 80% of the time.

C.
Processing. Payments entered into the system by 3:00 p.m., CST/CDT will be processed in that day’s processing cycle. Any payments entered after the cutoff time will be processed in the next available cycle.

D.
Presentment. For properly formatted bills and notices received by 8 AM. CT, bill summary data and image shall be available to the End Users of Metavante’s CSP Services by 8 PM CT the following business day. Business days are defined as Monday through Saturday with the exception of Holidays observed by Metavante. Received is defined as delivery to the processing center. Properly formatted is defined as correct address on the bill/notice and payee/account number exists on the consumer profile.

E.	Technical Operations Service Levels

System Availability	98.5% monthly
System availability is defined as the tome when the network, database and other elements under direct Metavante control are available and responsive to remote customer service inquiry, minus the scheduled down time utilized for system maintenance as described in Section 4.
Major upgrades and annual maintenance will be performed during a scheduling window beginning at 1a.m. CT.

End User Internet Service Response Time	For the application services that respond to requests from the CSP user interface, response times measured at the server will be less than 4 seconds.
End-to-end UI response times are a function of the response times of the public internet, the application services and internal data network, user’s “last mile” connectivity to the internet, and configuration of the desktop machine and browser. Of these the elements within Metavante’s control are the application services, internal data network, and connectivity to the public internet.

Systems Maintenance – Communication to Client of all scheduled events
All scheduled system maintenance will be performed beginning at 1am CT.
Metavante will display a “Sorry – Unavailable” page, during periods of system unavailability.
Scheduled system maintenance periods will be no longer than the following:
•Minor upgrades – 15 minutes
•Monthly maintenance – 1 hour/month
•Major upgrades – 4hr/quarter
•Annual maintenance – 5hr/yr
Minor upgrades and monthly maintenance will be scheduled at least 3 days in advance.
Major upgrades and annual maintenance will be scheduled 8 weeks in advance.  Major changes to the functionality and user interface of the products will be communicated to Client at least 6 weeks in advance of deployment.  Release notes will be provided 4 weeks before the upgrade, detailing the changes that impact customers and administrators.
All changes to code and process will be thoroughly tested by Metavante, all functions affected or indirectly by the changes will be regression tested, stress tested, and intrusion tested, and agreed to by the QA Manager, and all UI changes will be reviewed and agreed to by the Product manager at Metavante.

F.	Priority Response and Escalation Procedures for Business-to-Business Support. The following table describes each priority level and shows corresponding examples and time frames for status updates.

Priority Level	Description	Communication and Status Updates
0
•Production stoppage.
•Problem causes a production system to be inoperative, in turn using Customer to be unable to continue delivering documents to the End User.
•In addition, Customer has been unable to resolve or circumvent the problem.
Within 30 minutes initially, thereafter at a maximum of 2 hours or as mutually agreed upon.
1	•Project progress stopped. •Production delayed but alternative available. •Problem causes a system to be inoperative, in turn causing Customer to be unable to execute an imminent conversion.	Within 90 days initially, thereafter every 4 hours or as mutually agreed upon.
2	•Project delayed. •Abends in testing phase. •In a production or testing system, problem causes some customer-directed output to be incorrect.	Within 4 hours initially, thereafter every 24-48 hours or as mutually agreed upon.
3	•Enhancements •General questions •Request for suggestions/alternatives •In a production or testing system, a cosmetic error, but system as a whole continues to operate.	Within 48 hours initially, thereafter as mutually agreed upon.
•
Some problems, because of the nature of their complexity, may require additional time to resolve. Metavante will promptly notify and review these situations with Customer to determine the best course of action.

G.	[Intentionally omitted.]

H.
Remedies and Cure. Customer shall notify Metavante in writing of any alleged breach of any Service Level. Metavante shall immediately commence corrective actions and shall have (i) ninety (90) days to demonstrate re-achievement of any Service level that is measured on a monthly basis, (ii) thirty (30) days to demonstrate re-achievement of any Service level measured on a weekly basis, and (iii) five (5) days to demonstrate re-achievement of any Service Level measured on a daily basis. During this time period, Metavante shal1 use reasonable efforts, at its own expense, to remedy the breach. Metavante’s failure to remedy the breach within this time period shall entitle Customer to recover Damages as permitted under the Agreement.

AMENDMENT TO E-FINANCE SERVICES AGREEMENT

This Amendment to the E-Finance Services Agreement dated November 23, 2004 (the “Agreement”), is made this 1st day of March (“Amendment Effective Date”) by and between Metavante Corporation (“Metavante”), and Ideal Financial Solutions (“Customer”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Metavante and Customer agree as follows:

1.	Amendment to Agreement. As of the Amendment Effective Date of this Amendment above, the Services and Charges schedule of the Agreement shall be amended as follows:

Migration
Data Migration Fee	$2500.00
Customer’s Client data, including all history will be migrated from the MoneyPark CSP to the Customer’s branded site.
User Fee
Total Bill Management	*** per user per month, includes 10 payment transactions, 10 scanned bills, 5 ebills and 2nd tier support.

2.	Continuance of Agreement. Except as amended herein, the conditions and terms of the Agreement shall remain in full force and effect.

3.	Binding Agreement. Each party executing this Amendment agrees to be bound by all the terms and conditions contained in the Agreement as modified by this Amendment.

4.	Miscellaneous. Capitalized terms used in this Amendment which are not otherwise defined shall have the meanings ascribed thereto in the Agreement.

THE PARTIES HERETO ACKNOWLEDGE THAT EACH HAS READ THIS AMENDMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS AS STATED HEREIN.

IN WITNESS HEREOF. the parties hereto, through their duly authorized officers and agents, hereby execute this Amendment on the date before written.

Ideal Financial Solutions 906 North 1400 West Saint George, UT 84770	METAVANTE CORPORATION 4900 W. Brown Deer Road Brown Deer, WI 53223
By: /s/ Name: _____________________________________ Title: _____________________________________	By: /s/ Name: Frank G. D’Angelo Title: Senior Executive Vice President Payment Solutions Group
By: /s/ Name: David S. Fortney Title: SVP, Division Executive EPP

AMENDMENT TO THE E-FINANCE SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”), to the Services Agreement dated November 23, 2004, (the “Agreement”) is made as of this 8th  day of September 2009 (“Effective Date”), by and between the undersigned parties, and does hereby after, amend, and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1.      Amendment to the Agreement.

a.	The Initial Term of the Agreement is hereby extended for a period of forty-eight (48) months from the Effective Date of this Amendment.

b.
In addition to the Services provided under the Agreement, Customer desires to receive and Metavante agrees to provide Expedited Payment Services via the Bill Payment Manager service in accordance with Exhibit A attached hereto.

c.	All references to “CSP Services” in the Agreement are hereby deleted and replaced with “Bill Payment Services”.

d.	Paragraph 4 of the Termination Fee Schedule is hereby deleted in its entirety and replaced with the following:

4.           Termination Fee. The Termination Fee shall be an amount equal to eighty-five percent (85%) of the Estimated Remaining Value of the terminated Services.

2.      Continuance of Agreement. Except as amended herein, the conditions and terms of the Agreement shall remain in full force and effect.

3.      Binding Agreement. The parties hereto acknowledge that each has read this Amendment, understands it, and agrees to be bound by its terms and conditions as stated herein.

4.      Miscellaneous. Capitalized terms used in this Amendment, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment in a manner appropriate to each.

IDEAL FINANCIAL SOLUTIONS (“Customer”) 906 North 1400 West Saint George, UT 84770	METAVANTE CORPORATION (“Metavante”) 4900 W. Brown Deer Road Brown Deer, WI 53223
By: /s/ Name: _____________________________________ Title: _____________________________________	By: /s/ Name: Frank G. D’Angelo Title: Senior Executive Vice President Payment Solutions Group
By: /s/ Name: David S. Fortney Title: SVP, Division Executive EPP

EXHIBIT A

EXPEDITED PAYMENTS SERVICES

1.      Description

Expedited Payments” shall mean payments that are initiated via the Expedited Payments User Interface available in the Branded Website or payments initiated with the Expedited Payment indicator via Web Services. These payments are processed when received instead of waiting for the payment processing cutoff time defined in BILL PAYMENT MANAGER SERVICE LEVEL SCHEDULE and are remitted via ACH or overnight check according to the Payee managed lead times as established by the client.

2.      Payment Funding, Fees, and Settlement. Prior to submission by the End User of an Expedited Payment request to Metavante, Customer is responsible for authenticating End Users and their associated funding account information. Electronic payments funded from an End User’s DDA will be initiated as soon as possible, utilizing the ACH for funds clearing. If Customer chooses to implement a “direct check” model, Customer agrees to authorize Metavante to initiate “direct check” transactions on behalf of End Users requesting overnight check Expedited Payments.

Subject to the specifications of the Customer, the End User may incur fees for some or all types of Expedited Payments. Fees will be collected directly from the End User on behalf of the Customer as a separate transaction to the End User’s DDA, and will be initialed upon receipt of the Expedited Payment request. If a convenience fee is returned to Metavante, and Metavante is unable to retrieve the convenience fee from End User, the Customer is solely responsible for further collection of fees from End User. Metavante will settle with Customer on a monthly basis for the total of Expedited Payment convenience fees collected throughout the month. If Metavante has settled with Customer for a convenience fee which was later determined to be uncollectible, Customer will reimburse Metavante.

Metavante will complete the Expedited Payment requests in accordance with the delivery date provided to the End User or Customer by Metavante. In the event that an Expedited Payment processed by Metavante is past due, the Late Fee Responsibility Schedule will apply.

3.      Limitations. Expedited e-payments are available for a limited number of payees. Availability of Expedited Payment options will be limited based on biller capabilities, time of day, payment delivery mechanisms and other factors. Expedited overnight checks will be unavailable for delivery to PO Box addresses or locations in AK, HI, or any foreign or U.S. territory outside of the contiguous 48 states and District of Columbia. The End User is responsible for entering and verifying any address for overnight check payments to ensure it is correct and is specified as a valid overnight package address by the biller.

Due to the inherent need to expedite the payment, payment instructions will be completed immediately upon submission of a request from a End User. The End User will not have the ability to edit or cancel the payment instruction after he has confirmed the payment request.

4.      Expedited Payment Fees.

Transaction Fees:

Number of Transactions	e-Payments	Overnight Checks
0 - 2,000	***	*** *
2,001 – 3,000	***	*** *
3,001 – 5,000	***	*** *
5,001 – 10,000	***	*** *
10,001+	***	*** *
*All overnight delivery charge increases will be passed through the Customer.

Additional Fees:

Item	Fee
Research Request on Expedited Payment:	*** or Research and Request fee amount specified in the Agreement
Debit Return for NSF or other reason	*** or Debit Return fee amount specified in the Agreement
Branding Allocation Site Branding Credit (10 hours)	Waived
Implementation Fee	Waived

LATE FEE RESPONSIBILITY SCHEDULE

Bill Payment Manager

Reason for Late Payments	Responsibilities for Paying Late Charges/Penalties
	Metavante	Customer	End User
Not Sent as Scheduled	X
Incorrect information Supplied by Metavante	X
U.S. Mail or Overnight Carrier Delay			X
**Delay by Merchant			X
Failure of Customer to Maintain Payee Updates		X
Intervention by Customer		X
Incorrect Entry by Customer		X
Scheduled Incorrect Number of Days before Due Date			X
Scheduled Incorrectly			X
Incorrect information Supplied by End User			X

For purposes of this Schedule, certain terms are defined as follows:

“Payment Date” is the date that the Customer or End User requests that a payment be completed.

“Payment Due Date” is the date on which a payment is due, as set by the applicable payee, or if such day is not a Business Day, the most recent Business Day preceding such date.

“Payment Delivery Date” is either (a) the date disclosed by Metavante as the date on which the payment will be delivered to the payee, or (b) the date determined according to the lead days and cut-off times required for the applicable payee.

“Payment Request Date” is the date that a payment request is received by Metavante.

In the event that Metavante is responsible for a late charge according to the above chart, Metavante will reimburse any payee-imposed late fees, up to $50.00, incurred by any End User provided that the following conditions are met:

1.      The Payment Date occurs on or prior to the Payment Due Date.

2.      Either (a) the Payment Due Date occurs on or after the Payment Delivery Date, or (b) if no Payment Delivery Date applies, the Payment Due Date occurs after either (i) the third business day after the Payment Request Date for electronic payments, or (ii) the fifth business day after the Payment Request Date for payments by check or draft.

Metavante will attempt on behalf of the End User to have late fees reversed or waived, even when payments have not been timely initiated. Notwithstanding the foregoing, Metavante will not reimburse any amount of late fees in connection with court ordered payments or payments to government entities. Metavante reserves the right to require proof of payment of any late fee by the End User prior to reimbursing Customer or the End User.

**Delay by Merchant electronic payments is the responsibility of Metavante.

**Delay by Merchant for check payments is the responsibility of the End User.

Amendment to Agreement

THIS AMENDMENT (THE “AMENDMENT”) IS MADE AS OF THIS 5th DAY OF February 2009, AND HEREBY AMENDS AND TAKES PRECEDENCE OVER ANY CONFLICTING TERMS IN THAT CERTAIN AGREEMENT DATED , 200_, BETWEEN THE UNDERSIGNED PARTIES (THE “AGREEMENT”), PURSUANT TO WHICH METAVANTE PROVIDES, AND THE UNDERSIGNED FINANC.IAL INSTITUTION RECEIVES, BILL PAYMENT SERVICES.

A.
Request for Limit Change. Metavante provides bill payment services to the undersigned financial institution for its customers (“Users”). By this form, the undersigned financial institution (the “FI”), either itself or through its authorized agent, hereby authorizes the transaction and/or daily limit change(s) described below by initialing in the blank next to the authorized change. In consideration of and as a condition precedent to Metavante making such change(s), the FI shall assume the additional responsibility as provided in Paragraph (B) below.

Transaction Limit Change	Daily Limit Change
All Users
___ that Metavante change the transaction limit for all Users to $___________.  This limit will apply to all Users established for or at the request of the FI.  This limit will apply to all new and existing User accounts of Metavante’s bill payment system unless the FI specifically requests a different limit for the User.

All Users
___ that Metavante change the daily limit for all Users to $___________.  This limit will apply to all Users established for or at the request of the FI.  This limit will apply to all new and existing User accounts on Metavante’s bill payment system unless the FI specifically requests a different limit for the User.

Single User
___ that Metavante change the transaction limit for a single User:
Consumer Name: Ideal Financial Solutions, Inc.
Consumer Bill Pay ID Number: ___________________
New Transaction Limit $ _________________________

Single User
___ that Metavante change the daily limit for a single User:
Consumer Name: Ideal Financial Solutions, Inc.
Consumer Bill Pay ID Number: ____________________
New Transaction Limit $ __________________________

B.
Liability for Funded Amounts. The lights and responsibilities of the FI and Metavante for bill payments shall remain as established under the Agreement. However, the FI agrees to be exclusively responsible for, and shall, upon Metavante’s demand or request, reimburse Metavanta for, any amounts which Metavante has funded pursuant to the above authorization if Metavante reasonably believes it cannot collect such amounts from the applicable User for any reason.

The agreements and responsibilities set forth herein shall remain in effect unless and until Metavante receives and processes a writing signed by the FI specifically revoking or modifying this Amendment. The FI shall remain responsible for payments initiated by the applicable User(s) prior to such revocation or modification.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, hereby execute this Amendment as of the date first written above.

Ideal Financial Solutions, Inc. Financial Institution Name	METAVANTE CORPORATION
_______________________________________________ Financial Institution Sponsor ID Number	______________________________________________ Signature of Metavante Representative and Date
/s/ Signature of Financial Institution Representative	______________________________________________ Name and Title
_______________________________________________ Name and Title
_______________________________________________ Telephone Number
_______________________________________________ E-mail Address	Please return this completed form to: Metavante Corporation Electronic Bill Presenment & Payment Fax (877) 329-7298